                                 EXHIBIT 99.1

                               CORRY SAVINGS BANK
                            150 NORTH CENTRE STREET
                           CORRY, PENNSYLVANIA 16407
                                 (814) 664-4681

                                ---------------

                    NOTICE OF SPECIAL MEETING OF DEPOSITORS
                                ----------------


     Notice is hereby given that a Special Meeting of the Depositors of Corry Savings Bank ("Corry Savings") will be held at Corry Savings' office, 150 North Centre Street, Corry, Pennsylvania, on _______, 1998 at 4:00 p.m., local time, to consider and vote upon:

          1. The Plan of Merger and Stock Issuance Plan (the "Plan") pursuant to which Corry Savings will merge with and into Northwest Savings Bank, a Pennsylvania-chartered stock savings bank headquartered in Warren, Pennsylvania ("Northwest") and Northwest Bancorp, Inc., a Pennsylvania stock holding company of Northwest (the "Company") will offer for sale in a stock offering shares of its common stock ("Common Stock") in an amount equal to approximately 30.5% of the market value of Corry Savings (as determined by an independent valuation) on a priority basis to certain of the Corry Savings' depositors and certain others; and

     Such other business as may properly come before the meeting and any adjournment(s) thereof. Management is not aware of any other matters that may come before the Special Meeting.

     The record date for determining Corry Savings' depositors entitled to notice of, and to vote at, the Special Meeting, and at any adjournment(s) thereof, is ________, 1998 (the "Voting Record Date"). Only holders of Corry Savings withdrawable accounts as of the Voting Record Date ("Voting Depositors") will be entitled to vote at the Special Meeting or at any adjournment(s) thereof. A deposit account creates a single depositor relationship for voting purposes, even though more than one person has an interest in such deposit account. Each Voting Depositor who is a holder of any Corry Savings withdrawable account has one vote for each $100, or fraction thereof, on deposit in such account. No Voting Depositor will be entitled to cast more than 1,000 votes. Approval of the Plan requires the affirmative vote, cast in person or by proxy, of a majority of the total votes entitled to be cast by Voting Depositors at the Special Meeting.

     PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD(S) IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. THIS WILL ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING AND MAY AVOID THE COST OF ADDITIONAL COMMUNICATIONS. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE SPECIAL MEETING. YOU MAY REVOKE YOUR WRITTEN PROXY BY A WRITTEN INSTRUMENT DELIVERED TO THE SECRETARY OF CORRY SAVINGS AT ANY TIME PRIOR TO OR AT THE SPECIAL MEETING. PROPERLY COMPLETED PROXIES WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED THEREON, OR IF NO INSTRUCTIONS ARE INDICATED, FOR APPROVAL OF THE PLAN.

YOUR PROXY IS SOLICITED BY THE BOARD OF TRUSTEES OF CORRY SAVINGS. THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT VOTING DEPOSITORS VOTE "FOR" APPROVAL OF
THE PLAN.   FAILURE TO RETURN A PROXY OR TO VOTE IN PERSON WILL HAVE THE SAME
EFFECT AS A VOTE AGAINST THE PLAN.   VOTING IN FAVOR OF THE PLAN WILL NOT
OBLIGATE ANY PERSON TO PURCHASE COMMON STOCK, AND VOTING AGAINST THE PLAN OR A FAILURE TO VOTE WILL NOT PRECLUDE ANY SUCH PURCHASE.

YOUR PROXY IS SOLICITED FOR THE SPECIAL MEETING ONLY, AND ANY ADJOURNMENT(S) THEREOF, AND WILL NOT BE USED FOR ANY OTHER MEETING. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, COMMON STOCK. SUCH COMMON STOCK TO BE OFFERED TO VOTING DEPOSITORS AND CERTAIN OTHERS IS BEING OFFERED ONLY BY MEANS OF THE ACCOMPANYING PROSPECTUS.


                              BY THE BOARD OF TRUSTEES



____________________, 1998

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

                               CORRY SAVINGS BANK
                            150 NORTH CENTRE STREET
                           CORRY, PENNSYLVANIA 16407

                                PROXY STATEMENT

                         SPECIAL MEETING OF DEPOSITORS
                          TO BE HELD ON _______, 1998

                                  INTRODUCTION

PURPOSE OF THE SPECIAL MEETING

     This Proxy Statement is being furnished to holders of withdrawable accounts as of ________, 1998 (the "Voting Record Date," and such depositors "Voting Depositors") of Corry Savings Bank ("Corry Savings") in connection with the solicitation by the Board of Trustees of Corry Savings of proxies to be voted at a special meeting of depositors (the "Special Meeting") to be held on _______, 1998 at 4:00 p.m. local time, at Corry Savings' office, 150 North Centre Street, Corry, Pennsylvania. The purpose of the Special Meeting is to consider and vote upon the Plan of Merger and Stock Issuance Plan (the "Plan"), which Plan is available at Corry Savings' office, and which may be obtained upon written or telephonic request to the Secretary of Corry Savings at the address given above. If the Plan is approved, Corry Savings will merge (the "Merger") with and into Northwest Savings Bank, a Pennsylvania-chartered stock savings bank headquartered in Warren, Pennsylvania ("Northwest"). In connection with the Merger, Northwest Bancorp, Inc. (the "Company"), a Pennsylvania corporation that owns 100% of the common stock of Northwest, will offer for sale shares of its common stock ("Common Stock") in an amount equal to approximately 30.5% of the market value of Corry Savings, as determined by an independent valuation, on a priority basis in a subscription offering (the "Subscription Offering") to Eligible Account Holders, Supplemental Eligible Account Holders, Other Depositors, Employees, Officers and Trustees (as such terms are defined in the accompanying Prospectus), and Northwest's ESOP. If shares of Common Stock remain available after the Subscription Offering, such shares may be offered to certain members of the general public in a community offering (the "Community Offering" and together with the Subscription Offering, the "Offering") and/or may be issued to Northwest Bancorp, MHC, a Pennsylvania-chartered mutual holding company (the "Mutual Company") which currently owns approximately 69.5% of the Common Stock of the Company. No person is obligated to purchase shares of Common Stock in the Offering.

     Only Voting Depositors will be entitled to vote at the Special Meeting and any adjournment(s) thereof. The Plan must be approved by the affirmative vote, cast in person or by proxy, of a majority of the total votes entitled to be cast by Voting Depositors at the Special Meeting. The Voting Depositors also may be asked to consider such other business as may properly come before the Special Meeting (although management knows of no other business to be presented).

     THE BOARD OF TRUSTEES OF CORRY SAVINGS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE PLAN.

     YOUR PROXY, IN THE FORM ENCLOSED, IS SOLICITED BY THE BOARD OF TRUSTEES OF CORRY SAVINGS FOR USE AT THE SPECIAL MEETING OF DEPOSITORS, AND ANY ADJOURNMENT(S) OF THAT MEETING, FOR THE PURPOSES SET FORTH IN THE FOREGOING NOTICE OF SPECIAL MEETING; THIS PROXY WILL NOT BE USED AT ANY OTHER MEETING.

     THE CORRY SAVINGS BOARD OF TRUSTEES URGES YOU TO VOTE "FOR" THE PLAN. FAILURE TO RETURN YOUR PROXY OR TO VOTE AT THE MEETING IN PERSON WILL HAVE THE EFFECT OF A NEGATIVE VOTE.

     VOTING IN FAVOR OF THE PLAN WILL NOT OBLIGATE ANY PERSON TO PURCHASE COMMON STOCK, AND VOTING AGAINST OR FAILING TO VOTE ON THE PLAN WILL NOT PRECLUDE ANY SUCH PURCHASE.

VOTING RIGHTS, VOTING OF PROXIES AND VOTE REQUIRED FOR APPROVAL

     Corry Savings' Board of Trustees has fixed the close of business on ________, 1998 as the Voting Record Date for the purpose of determining the Voting Depositors entitled to notice of, and to vote at, the Special Meeting. All holders of withdrawable accounts at Corry Savings as of the Voting Record Date are considered Voting Depositors and are entitled to notice of, and to vote at, the Special Meeting. Each such Voting Depositor will be entitled to one vote for each $100 or fraction thereof, on deposit in the Voting Depositor's account on the Voting Record Date. However, no Voting Depositor may cast more than 1,000 votes. An account will create a single depositor relationship for voting purposes. Only one proxy may be cast for any such account, even though more than one person has an interest in such an account.

     Any questions as to the eligibility of a Voting Depositor to vote or the number of votes allocated to each Voting Depositor, or on any other matters relating to the voting, will be finally resolved by the Secretary of Corry Savings at or prior to the Special Meeting, and the records of Corry Savings will control.

     Voting Depositors of Corry Savings who are eligible to vote may vote at the Special Meeting or any adjournments thereof in person or by proxy. A Voting Depositor granting a proxy has the power to revoke it at any time prior to the vote at the Special Meeting by submitting another duly executed proxy prior to the Special Meeting or by filing written instructions revoking the earlier proxy with the Secretary of Corry Savings. A proxy also may be revoked by appearing at the Special Meeting and voting in person.

     All properly completed proxies will be voted in accordance with the instructions indicated thereon. If no instructions are indicated as to the Plan, proxies will be voted FOR approval of the Plan. If any other matters are properly presented at the Special Meeting and may properly be voted on, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named therein. Management is not aware of any other business to be presented at the Special Meeting. This proxy is being solicited for the Special Meeting called to consider the Plan and any adjournment(s) of the Special Meeting, and will not be used for any other meeting.

     The Plan must be approved by a majority of the total votes entitled to be cast by Voting Depositors at the Special Meeting. As of ________, 1998, Corry Savings' records disclosed that there were _______ votes entitled to be cast, of which ______ constituted a majority of the total votes entitled to be cast.

PERSONS MAKING THE SOLICITATIONS

     Management expects to use the services of Corry Savings' trustees, officers, and other employees to solicit proxies personally or by telephone, telegraph or mail. The directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Corry Savings also has retained ________________________________ to act as proxy solicitation agent to, among other things, assist in the solicitation of proxies, for a total fee of $______, plus expenses (up to a maximum of $______). The costs of solicitation will be borne by Corry Savings.

REGULATORY APPROVALS

     Information with respect to the regulatory approvals that are required in connection with the Merger is incorporated by reference from the section of the accompanying Prospectus entitled "Summary--Required Regulatory Approval" and "The Offering and Merger--Regulatory Approval."

THE PARTIES TO THE MERGER

     Corry Savings. Corry Savings Bank is a Pennsylvania chartered mutual savings bank located in Corry, Pennsylvania. The primary business of Corry Savings consists of attracting deposits from the general public and originating residential mortgage and consumer loans. Corry Savings conducts its business from one office located at 150 North Centre Street, Corry, Pennsylvania. Corry Savings' deposits are insured by the FDIC through the SAIF, and Corry Savings is a member of the Federal Home Loan Bank of Pittsburgh. As of March 31, 1998, Corry Savings had assets of $29.0 million, net loans receivable of $21.2 million, deposits of $25.2 million and retained earnings of approximately $3.1 million.

     Northwest Bancorp, Inc. The Company is a Pennsylvania corporation that was formed to become the stock holding company of Northwest in a transaction (the "Two-Tier Reorganization") that was approved by Northwest's stockholders on December 10, 1997, and completed on February 17, 1998. In the Two-Tier Reorganization, each share of Northwest's common stock was converted into and became a share of Common Stock of the Company, and Northwest became a wholly-owned subsidiary of the Company. The Mutual Company, which owned a majority of Northwest's outstanding shares of common stock immediately prior to completion of the Two-Tier Reorganization, became the owner of the same percentage of the outstanding shares of Common Stock of the Company immediately following the completion of the Two-Tier Reorganization. As of the date hereof, the sole activity of the Company is the ownership of all of the issued and outstanding common stock of Northwest and the ownership of approximately 65% of the outstanding shares of common stock of Jamestown Savings Bank. Jamestown Savings Bank was formed in November of 1995 as a de novo New York-chartered savings bank headquartered in Jamestown, New York. As of March 31, 1998, Jamestown Savings Bank had assets of $55.7 million and deposits of $49.8 million.

     Northwest Savings Bank. Northwest is a Pennsylvania-chartered stock savings bank headquartered in Warren, which is located in northwestern Pennsylvania. Northwest is a community-oriented institution offering traditional deposit and loan products, and through its subsidiaries, consumer finance services. Northwest's mutual savings bank predecessor was originally founded in 1896. Northwest in its current stock form was established on November 2, 1994, as a result of the reorganization (the "Reorganization") of Northwest's mutual predecessor into a mutual holding company structure. At the time of the Reorganization, Northwest issued a majority of its to-be outstanding shares of common stock to the Mutual Company (which was formed in connection with the Reorganization) and a minority of its to-be outstanding shares to stockholders other than the Mutual Company. At March 31, 1998, Northwest had total assets of $2.41 billion, total deposits of $1.99 billion and shareholders equity of $213.3 million.

     Additional information regarding Corry Savings, Northwest, the Mutual Company and the Company is incorporated by reference from the section of the accompanying Prospectus entitled "Summary--The Bank," "--Northwest Bancorp, Inc.," "--Corry Savings," and "Northwest Bancorp, Inc."

THE OFFERING AND MERGER

     General. Pursuant to the Agreement and the Plan, Corry Savings will merge with and into Northwest with Northwest as the surviving institution, and the Company will issue shares of Common Stock in the Offering to the depositors of Corry Savings. The Merger has been approved by the Pennsylvania Department of Banking (the "Department") subject to certain conditions including, among other things, approval of the Plan by Corry Savings' depositors. A special meeting of depositors for this purpose is to be held on __________________, 1998. The Merger must also be approved by the FDIC and the Board of Governors of the Federal Reserve System (the "FRB").

     In connection with the Merger and Offering, Northwest and Corry shall establish a charitable foundation (the "Charitable Foundation") for the purpose of providing charitable contributions to the Corry, Pennsylvania community, and other market areas served by Northwest. The initial contribution to the Charitable Foundation shall be $500,000. See the section of the Prospectus titled "The Offering and Merger--The Charitable Foundation."

     Offering Priorities. The Plan provides that, subject to certain maximum and minimum purchase limitations, subscription rights to purchase shares of Common Stock in the Subscription Offering have been granted to (i) Eligible Account Holders, (ii) Supplemental Eligible Account Holders, (iii) Other Depositors, (iv) Eligible Employees and

Trustees, and (v) Northwest's ESOP. Any shares of Common Stock for which subscriptions have not been accepted in the Subscription Offering may, at the sole discretion of the Board of Directors of the Company, be issued to the Mutual Company or offered for sale in a Community Offering. In the Community Offering, should it be conducted, unsubscribed shares would be offered directly to the general public with a preference to those natural persons residing in the local community of Corry, Pennsylvania (the boundaries of which community would be determined by Corry Savings' Board of Trustees in its sole discretion). Additional terms and conditions may be established at any time prior to the closing of any Community Offering by the Board of Directors of Northwest and the Board of Trustees of Corry Savings.

     Stock Pricing and Number of Shares to be Issued. The total number of shares of Common Stock to be offered in the Offering will be of Shares determined jointly by the Boards of Directors of the Company and the Board of Trustees of Corry Savings, based upon the Independent Valuation. The number of shares of Common Stock to be offered in the Offering will be equal to 30.5% of the quotient obtained by dividing the Independent Valuation as updated at the conclusion of the Offering by the Unadjusted Price Per Share, except that such number of shares may not be more than 15% larger than the number of shares indicated on the cover page accompanying Prospectus.

     The Independent Valuation. The Independent Valuation was performed by the Independent Appraiser, a firm experienced in the valuation and appraisal of savings institutions. The Independent Appraiser determined that the appraised value of Corry Savings as of April 28, 1998 ranged from $4,632,500 to $6,267,500. The Independent Valuation will be updated again after the completion of the Offering. Such valuation, however, is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing Common Stock. THE INDEPENDENT APPRAISER VALUED CORRY SAVINGS, BUT DID NOT VALUE THE SHARES OF COMMON STOCK OFFERED IN THE OFFERING. The Independent Appraiser did not independently verify the financial statements and other information provided by Corry Savings, nor did the Independent Appraiser value independently the assets or liabilities of Corry Savings, Northwest or the Company. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the Offering will thereafter be able to sell such shares at prices at or above the price at which they purchased such shares.

     Purchase Limitations. The minimum amount of Common Stock for which any person may subscribe in the Subscription Offering or in the Community Offering, respectively, is $500. No person, directly or indirectly or with an associate or a group acting in concert, may subscribe for or purchase in the aggregate more than 5% of the total number of shares of Common Stock offered in the Offering, or $95,579 of Common Stock based on the maximum of the Valuation Range. Such stock may be purchased at a 10% discount (i.e., for $86,021) by Eligible Account Holders. The maximum purchase limitation may be decreased below 5% or increased to 9.9%; provided, that orders for Common Stock exceeding 5% of the shares being offered shall not exceed in the aggregate 10% of the total offering. Requests to purchase additional shares of the Common Stock in the event that the purchase limitation is so increased will be determined by the Company and Corry Savings in their sole discretion. See the section of the Prospectus titled "The Offering and Merger--Purchase Limitations."

     Expiration Date for the Subscription Offering. The Subscription Offering will expire on _____________, 1998, unless extended for up to 45 days or such additional periods by the Company with the approval of the Department (as extended, the "Expiration Date"). Subscription rights which have not been exercised prior to the Expiration Date will become void. Orders will not be executed until all shares of Common Stock have been subscribed for or otherwise sold. If all shares have not been issued by the Expiration Date unless such period is extended with the consent of the Department, all funds will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension is granted, subscribers will be notified of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.

     Community Offering. Any shares of Common Stock for which subscriptions have not been accepted in the Subscription Offering may, at the sole discretion of the Board of Directors of the Company, be issued to the Mutual Company or offered for sale in a Community Offering. In the Community Offering, should it be conducted,

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

unsubscribed shares would be offered directly to the general public with a preference to those natural persons residing in the local community of Corry, Pennsylvania (the boundaries of which community would be determined by Corry Savings' Board of Trustees in its sole discretion). Additional terms and conditions may be established at any time prior to the closing of any Community Offering by the Board of Directors of Northwest and the Board of Trustees of Corry Savings. The Community Offering, if any, shall be for a period of not more than 45 days unless extended by the Company and Corry Savings, and shall commence concurrently with, during or promptly after the Subscription Offering. The opportunity to subscribe for shares of Common Stock in the Community Offering category is subject to the right of the Company and Corry Savings, in their sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the Expiration Date.

     Procedure for Purchasing Shares in Subscription and Community Offering. To purchase shares in the Subscription and Community Offering, an executed order form with the required payment for the total dollar amount of Common Stock subscribed for, or with appropriate authorization for withdrawal from a Corry Savings' deposit account (which may be given by completing the appropriate blanks in the order form), must be received by Corry Savings at its office by ____ p.m., local time on the Expiration Date. Order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. In addition, an order submitted on photocopied or facsimile order forms will not be accepted. The Company has the right to waive or permit the correction of incomplete or improperly executed forms, but does not represent it will do so. Once received, an executed order form may not be modified, amended or rescinded without the consent of the Company unless the Offering has not been completed by _____________________, 1998, unless such period has been extended. IN ORDER TO ENSURE THAT ELIGIBLE ACCOUNT HOLDERS, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS AND OTHER DEPOSITORS ARE PROPERLY IDENTIFIED AS TO THEIR STOCK PURCHASE PRIORITIES, DEPOSITORS AS OF THE ELIGIBILITY RECORD DATE, SUPPLEMENTAL ELIGIBILITY RECORD DATE AND/OR THE VOTING RECORD DATE MUST LIST ALL ACCOUNTS ON THE STOCK ORDER FORM GIVING ALL NAMES IN EACH ACCOUNT AND THE ACCOUNT NUMBER.

     The subscription price per share of Common Stock for all subscribers other than Eligible Account Holders will be equal to the Unadjusted Price Per Share. The subscription price per share for Eligible Account Holders shall be equal to the Adjusted Price Per Share (i.e., 90% of the Unadjusted Price Per Share). Subject to the applicable purchase limitations, the total number of shares that will be issued to a subscriber whose subscription has been accepted will be equal to the total dollar amount of stock for which such subscription has been accepted divided by the Unadjusted Price Per Share or the Adjusted Price Per Share, as applicable. Payment for subscriptions must accompany an order form and may be made (i) in cash if delivered in person at the office of Corry Savings, (ii) by check or money order, or (iii) by authorization of withdrawal from deposit accounts maintained with Corry Savings. Interest will be paid on payments made by cash, check, or money order at Northwest's passbook rate of interest from the date payment is received until the completion or termination of the Offering. If payment is made by authorization of withdrawal from deposit accounts (other than checking accounts), the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the Offering, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Offering.

     Restrictions on Transfer of Subscription Rights and Shares. Prior to the completion of the Offering, persons receiving subscription rights may not transfer them or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his account. Each person exercising such subscription rights will be required to certify that he is purchasing shares solely for his own account and that he has no agreement or understanding regarding the sale or transfer of such shares. In addition, persons may not offer or make an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Offering. The Company and Corry Savings will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.

     Certain Federal Income Tax Consequences of the Merger and Offering. It is a condition to the completion of the Offering and Merger that Corry Savings and Northwest receive an opinion of counsel or independent tax advisor (the "Tax Opinion") to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and that, accordingly, no gain or loss will be recognized by: (a) Corry Savings or Northwest as a result of the Offering and Merger; (b) the Company as a result of the issuance of subscription rights to eligible account holders and other depositors ("Subscription Rights"), the lapse of any Subscription Rights or the receipt of money in exchange for the issuance of Common Stock pursuant to the Offering.

     The Tax Opinion will not express an opinion as to the expected tax effects to Eligible Account Holders as a result of the Offering and their ability to purchase Common Stock at the Adjusted Price Per Share. These tax effects may include, among other things, the recognition of gain upon receipt or exercise of the Subscription Rights to the extent of their fair market value, which value may be substantial because the Adjusted Purchase Price is likely to be less than the fair market value of the Common Stock purchased pursuant to the exercise of the Subscription Rights. Participants will probably not, however, recognize gain or loss as a result of obtaining savings accounts in Northwest after the Offering and their interests in a liquidation account in exchange for their
savings accounts in Corry Savings as a mutual savings bank.   See "Special
Considerations--Certain Federal Income Tax Consequences" and "The Offering and Merger; The Offering--Certain Federal Income Tax Consequences" for a more complete description of all anticipated material federal income tax consequences of the Offering.

     Required Regulatory Approvals and Considerations. The Merger and the Offering are subject to approval and/or nonobjection of the Department, the FDIC and the FRB. These approvals and/or nonobjections do not constitute recommendations or endorsements by the Department, the FDIC or the FRB of any of the proposed transactions contemplated by the Plan.

     Information regarding the Plan and the terms of the Merger and the Offering is incorporated by reference from the section of the accompanying Prospectus entitled "The Offering and Merger."

BACKGROUND AND REASONS FOR THE MERGER

     Since the enactment of the Financial Institutions Reform Recovery and Enforcement Act of 1989, the Board of Trustees of Corry Savings has observed the increasing costs and burdens associated with ongoing compliance with federal and state regulations governing financial institutions. The Board has also observed the increasingly competitive market for deposit and lending products, with substantial competition coming from both larger financial institutions, as well as from larger non-financial institution providers of financial services. In Pennsylvania and elsewhere, the Board has witnessed increased consolidation within the financial services industry, which trend toward consolidation the Board believes will continue, especially in light of recent federal legislation authorizing interstate banking on a national basis. These trends have resulted in more competitors, most of which are substantially larger than Corry Savings and which are able to offer a wider range of financial services. The more numerous and larger competitors are also better positioned to keep abreast of technological developments in the delivery, and types, of products offered to and demanded by consumers.

     For these and other reasons, over the past several years the Board of Trustees of Corry Savings has been assessing the future of the institution, and has questioned whether the continued operation of Corry Savings as an independent institution is the best means of assuring that the financial needs of its community will continue to be served. In this regard, the Board considered the fact that Corry Savings is one of the smallest banking institutions in the state of Pennsylvania and conducts its business from only one office operated by a small number of employees. The Board believes, however, that the institution nevertheless has provided an important service to the Corry community. In order to continue, and strengthen its ability to provide competitive products and services to the Corry community, the Board believes that an affiliation with a larger, but community oriented, financial institution would be in the best interests of the Corry community and Corry Savings' customers. The Merger is one of several alternatives that were considered by the Board and that could have been presented to depositors for their approval. Alternative transactions that Corry could have conducted include, among others, a standard conversion to stock form in which 100% of the common stock of Corry Savings would have been sold, and a mutual holding company transaction in which a minority portion of Corry Savings' common stock would have been sold.

     Among the factors that influenced the Board's decision to merge with Northwest are the Board's favorable conclusions regarding: the prospects of Corry Savings as part of a larger, more diverse financial institution such as Northwest, that is able to compete more effectively, to participate in a program of sound growth that increases funds and capital available for lending, and to provide additional resources for expansion of products and services; Northwest's past performance, sound financial condition, strong market position, reputation as a well-managed organization and strong ties to the market area where Corry Savings is located; the benefits to depositors of Corry Savings who elect to subscribe for Common Stock because such stock is publicly traded will be offered at a discount to Eligible Account Holders and has, in the Board's view, the potential for future appreciation; the benefits that will inure to Corry Savings' employees by allowing them to participate in Northwest's more extensive training and compensation programs; and Northwest's agreement to continue to employ the current personnel employed by Corry Savings and to honor all Corry Savings' employment agreements. In addition, the Board of Trustees considered the agreement of Northwest that, in connection with the Merger, a charitable foundation would be established that would be funded with $500,000 in cash. The charitable foundation is intended to complement Corry Savings' existing community reinvestment activities in a manner that will allow the Corry local community to share in the growth and profitability of Northwest and the Company after the Merger.

INTERESTS OF CERTAIN PERSONS IN THE OFFERING

     Northwest intends to offer continued employment to all employees of Corry Savings as of the Effective Time at the salary levels in effect at the Effective Time. Employees of Corry Savings who continue employment with Northwest ("Continuing Employees") shall be eligible to participate in such employee benefit plans as may be in effect generally for employees of Northwest (the "Northwest Plans"). Continuing Employees shall generally be entitled to participate on the same basis as similarly situated employees of Northwest, except that Continuing Employees shall generally be entitled to full credit for each full year of service with Corry Savings for purposes of determining eligibility for participation and vesting, but not for benefit accruals.

     The officers and trustees of Corry Savings will be permitted to participate in the Northwest Savings Bank and Northwest Bancorp, MHC Recognition and Retention Plan (the "Restricted Stock Plan"), and the Northwest Savings Bank and the Northwest Bancorp, MHC Stock Option Plan (the "Option Plan"). The Board of Trustees of Corry Savings shall designate officers and trustees who shall receive in the aggregate (i) a number of shares of Common Stock, restricted by the terms of the Restricted Stock Plan, equal to 3% of the number of shares of Common Stock sold in the Offering, and (ii) pursuant to the Option Plan options to purchase a number of shares of the Common Stock equal to 10% of the number of shares of Common Stock sold in the Offering, at an exercise price equal to the fair market value of the Common Stock at the time the options are awarded. If sufficient shares or options to satisfy the awards set forth above under (i) and
(ii) are not then available under such plans, Northwest intends to amend such plans, or to adopt an additional restricted stock plan and stock option plan, to permit such awards to be made. Any additional restricted stock or stock option plans shall be established in accordance with rules and policy of the Department and the FDIC. In addition, Northwest's ESOP or other tax qualified employee plans intend to subscribe for 7% of the shares of Common Stock sold in the Offering and Continuing Employees shall not be entitled to credit for prior service with Corry Savings for any purpose but shall be eligible for participation in the tax-qualified employee plans on the same basis as new employees of Northwest. Participation by Continuing Employees in employee benefit plans of Northwest with respect to which eligibility and participation is at the discretion of the employer shall be discretionary with such employer.

     Northwest will honor the written employment agreement of Vicki L. Stec.
Any other full-time employee of Corry Savings as of the Effective Time who is terminated by Northwest within one year following the completion of the Merger without cause (as defined in the Agreement), except in the case of voluntary resignation, disability or death, shall be entitled to severance benefits equal to one week's salary for each year of service to Corry Savings as of the date of termination, up to a maximum of 18 weeks.

     Each member of the Board of Trustees of Corry as of the date of the Agreement is entitled to serve on an Advisory Board to the Board of Directors of Northwest. The non-employee Advisory Directors shall receive an annual fee no less than the annual fee paid to such persons as trustees of Corry as of the date of the Agreement. The Advisory Board will meet monthly.

INTENDED SUBSCRIPTIONS BY MANAGEMENT AND TRUSTEES OF CORRY SAVINGS

     The following table sets forth the number of shares of Common Stock for which Corry Savings' executive officers and trustees, individually and as a group, are expected to subscribe. The table assumes that sufficient shares will be available to satisfy their subscriptions.

                                                                         Total Subscriptions
                                                              Total      as a Percentage of
                                                            Amount of      the Maximum of
                Name                    Total Shares*     Subscriptions  the Valuation Range
------------------------------------  ------------------  -------------  --------------------

Vicki L. Stec,  President
    and Chief Executive Officer              1,961          $30,000               *
Frederick D. Davids, Trustee                   327            5,000               *
Olin C. Capwell, Trustee                       654           10,000               *
William A. Nichols, Trustee                    327            5,000               *
David A. Johnson, Trustee                      327            5,000               *
Executive Officers and Trustees as
    a group (5 persons)                      3,596           55,000             1.0%

------------------
*Total shares assumes that all shares are purchased at the Adjusted Price Per Share, which is assumed to be $15.30 (i.e., 90% of the Northwest Savings Bank last sale price on April 2, 1998).

RECOMMENDATION OF THE BOARD OF TRUSTEES

     THE BOARD OF TRUSTEES OF CORRY SAVINGS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE PLAN. VOTING IN FAVOR OF THE PLAN WILL NOT OBLIGATE ANY PERSON TO PURCHASE COMMON STOCK AND VOTING AGAINST THE PLAN OR FAILING TO VOTE
ON THE PLAN WILL NOT PRECLUDE ANY SUCH PURCHASE.   Because a majority of the
votes eligible to be cast is required for approval, the failure by any Voting Depositor to return a proxy card or to attend the Special Meeting and vote in person will have the same effect as a vote against the Plan. In adopting the Plan and approving the Merger Agreement, the Board of Trustees of Corry Savings determined that the proposed transactions are in the best interests of Corry Savings, its depositors and other customers and the community served by Corry Savings.

     THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION REGARDING THE PURCHASE OF COMMON STOCK.

     THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SHARES OF COMMON STOCK. THE COMMON STOCK BEING OFFERED IN THE OFFERING IS BEING OFFERED ONLY BY MEANS OF THE ACCOMPANYING PROSPECTUS.

  THE SHARES OF COMMON STOCK BEING OFFERED IN CONNECTION WITH THE PROPOSED TRANSACTIONS ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. THE COMMON STOCK IS NOT GUARANTEED BY THE COMPANY, THE MUTUAL COMPANY OR NORTHWEST. THERE CAN BE NO ASSURANCE THAT THE TRADING PRICE OF THE COMMON STOCK WILL NOT DECREASE AT ANY TIME.

ADDITIONAL INFORMATION

     Certain depositors of Corry Savings have subscription rights for the shares of Common Stock. Such shares are offered only by means of the accompanying Prospectus. Additional copies of the Prospectus may be obtained by returning the enclosed postage paid card or by otherwise requesting such Prospectus in writing at the office of Corry Savings. The Prospectus contains additional information concerning the Merger and Northwest. The Plan is available to members at the office of Corry Savings, and will be mailed to any depositor upon written or telephonic request. Such requests should be directed to Vicki L. Stec, President and Chief Executive Officer, Corry Savings Bank, 150 North Centre Street, Corry, Pennsylvania 16407, (814) 664-4681. The Appraisal may be inspected at Corry Savings' office.

     This Proxy Statement is also accompanied by Corry Savings' Financial Statements as of and for the nine months ended March 30, 1998, and as of and for the years ended June 30, 1997 and 1996, which financial information is incorporated into this Proxy Statement by reference.

OTHER MATTERS

     The Board of Trustees is not aware of any business to come before the Special Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Special Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                              BY ORDER OF THE BOARD OF TRUSTEES


                              ------------------------------
                              Secretary

Corry, Pennsylvania
_____________, 1998

                                   PROXY CARD

                                REVOCABLE PROXY

                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                               CORRY SAVINGS BANK

                      FOR A SPECIAL MEETING OF DEPOSITORS
                       TO BE HELD ON _____________, 1998


     The undersigned depositors of Corry Savings Bank ("Corry Savings"), hereby appoints the full Board of Directors, with full powers of substitution, as attorneys-in-fact and agents for and in the name of the undersigned, to vote such votes as the undersigned may be entitled to vote at the Special Meeting of Depositors of Corry Savings, to be held at the main office of Corry Savings, located at 150 North Centre Street, Corry, Pennsylvania on _________, 1998, at ______ p.m., local time, and at any and all adjournments thereof. They are authorized to cast all votes to which the undersigned is entitled as follows:


                                FOR            AGAINST
                                ---            -------
                                [_]              [_]


1. Approval of the Plan of Merger and Stock Issuance Plan (the "Plan") pursuant to which Corry Savings will merge with and into Northwest Savings Bank, a Pennsylvania-chartered stock savings bank headquartered in Warren, Pennsylvania ("Northwest") and Northwest Bancorp, Inc., a Pennsylvania stock holding company of Northwest (the "Company") will offer for sale in a stock offering shares of its common stock ("Common Stock") in an amount equal to approximately 30.5% of the market value of Corry Savings (as determined by an independent valuation) on a priority basis to certain of the Corry Savings' depositors and certain others.


NOTE: The Board of Directors is not aware of any other matter that may come before the Special Meeting of Depositors.




THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSITIONS STATED. IF ANY OTHER BUSINESS IS
                    ---
PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THE BOARD OF DIRECTORS IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

      Votes will be cast in accordance with the Proxy. Should the undersigned be present and elect to vote at the Special Meeting or at any adjournment thereof and after notification to the Secretary of Corry Savings at said Meeting of the depositor's decision to terminate this Proxy, then the power of said attorney-in-fact or agents shall be deemed terminated and of no further force and effect.

      The undersigned acknowledges receipt of a Notice of Special Meeting of Depositors and a Proxy Statement dated ______________, 1998, prior to the execution of this Proxy.



                                    ------------------------------------
                                                    Date


                                    ------------------------------------
                                                  Signature



  NOTE:   Only one signature is required
          in the case of a joint account.



--------------------------------------------------------------------------------

          PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN
                             THE ENCLOSED ENVELOPE.

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                                       15